Exhibit 99.1

Jim Crone, President and Interim CFO of True Nature Holding, Inc., is Featured in a New Audio Interview with SmallCapVoice.com

AUSTIN, Texas—3/18/19-- SmallCapVoice.com, Inc. (SCV) and True Nature Holding, Inc. (OTC.QB: TNTY) (the "Company" or "True Nature") a development stage company whose mission is to leverage new technologies and services to improve healthcare and outcomes for individuals, their families, and their pets, announced today that a new audio interview with the Company is now available.

The interview featuring an overview of TNTY’s business model, markets they are entering, management team bios, goals for 2019 and more can be heard at https://www.smallcapvoice.com/3-13-19-smallcapvoice-interview-with-true-nature-holding-inc-tnty/.

In the interview Jim Crone defined the immense market they are operating in, “The US healthcare market makes up 17.9% of the gross domestic product (GDP) and is expected to grow another 2% by 2026. Those are amazing figures and the team at TNTY wants to provide opportunities to help reduce cost and add value to practitioners and patients including both human patients and pet patients because the veterinary market is significant. We plan to do this by acquiring early to mid-stage companies that align with our vision all with the goal of bringing value to our shareholders.

When describing the team that TNTY has assembled, Crone was quick to point out that TNTY management is not taking a salary, but rather accruing a modest salary until the Company’s success is at hand. He went on to state, “We have an outstanding group of advisors as well as our Chairman of the Board Ron Riewold. Ron brings 35 years of both public and entrepreneurial company. In addition to his extensive healthcare experience, he has run both NASDAQ and NYSE AMEX listed companies.”

Talking about the focus for the Company in 2019 Crone addressed the 2018 development of “SimpleHIPAA”, and “SimpleHIPAA for Vets and Pets”. He pointed out how those services fit perfectly with potential acquisitions that are currently under review and stated, “I think and believe that there are opportunities as a nimble and entrepreneurial organization like True Nature Holdings to provide solutions in healthcare IT to enhance patient retention. One of the examples that we have been developing is for both human and for pets, is a tool in development called “SimpleHIPAA”, and “SimpleHIPAA for Vets and Pets”. This tool quickly provides access to medical records to the caregiver yet stays in the possession of the patient. Encoded, secure, HIPAA compliant and still incredibly convenient. Thereby improving communication between the patient and the vet or medical practitioner. Our desire in 2019 is to build a portfolio of synergistic businesses in healthcare IT that share our vision. In 2020 our goal is to extend those operations internationally.”

About True Nature Holding, Inc.

True Nature Holding, Inc. (OTCQB: TNTY) is a public, development stage company whose mission is to leverage new technologies and services to improve healthcare and outcomes for individuals, their families, and their pets. We believe we can reduce the cost of healthcare, while improving quality of life using Telehealth and Telemedicine Solutions. We are building healthcare applications that focus on patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunity “threads” in response to client needs, ultimately creating an end-to-end set of solutions from end users to the healthcare / veterinary providers. Further we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a “top-down” distribution model. We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work / collaborate with these market makers in support of the ultimate user, the individual, and their pets. The day of “direct-to-consumer” healthcare, including “the humanization of our pets” is upon us, and we hope to be key parties to their evolution, and success

FOR MORE INFORMATION CONTACT: INVESTOR RELATIONS AT www.truenatureholding.com

About SmallCapVoice.com

SmallCapVoice.com is a recognized corporate investor relations firm, with clients nationwide, known for their ability to help emerging growth companies build a following among retail and institutional investors. SmallCapVoice.com utilizes its stock newsletter to feature its daily stock picks, audio interviews, as well as its clients' financial news releases. SmallCapVoice.com also offers individual investors all the tools they need to make informed decisions about the stocks they are interested in. Tools like stock charts, stock alerts, and Company Information Sheets can assist with investing in stocks that are traded on the OTC BB and Pink Sheets. To learn more about SmallCapVoice.com and their services, please visit http://smallcapvoice.com/blog/the-small-cap-daily-small-cap-newsletter/.

FOR MORE INFORMATION CONTACT: INVESTOR RELATIONS AT www.truenatureholding.com

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

For SmallCapVoice.com:

Stuart T. Smith

512-267-2430

info@smallcapvoice.com

Source: SmallCapVoice.com